Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF QUALTEK

The following discussion and analysis should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes appearing elsewhere in this amendment to our Current Report on Form 8-K, which was originally filed with the SEC on February 16, 2022 (as originally filed, the “Super 8-K” and, as amended hereby, the “Amended Super 8-K”). This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the heading entitled “Risk Factors”incorporated by reference into the Super 8-K. Unless the context otherwise requires, references in this section to the “Company,” “we,” “us” or “our” are intended to mean the business and operations of QualTek and its consolidated subsidiaries.

Overview

BCP QualTek Holdco, LLC (“QualTek”), is a leading provider of communication infrastructure services, renewable solutions and grid modernization, delivering a full suite of critical services to major telecommunications and utility customers. The Company has an extensive national footprint and a workforce of over 5,000 people across the United States. We benefit from substantial forecasted growth in 5G infrastructure buildout over the next 5-7 years, which will support a wide variety of attractive end-markets, including smartphones, smart sensors, virtual healthcare, networked cars, and connected utilities. In addition to 5G, our energy-related customers are increasing investment in grid modernization and access to clean energy sources , driving demand for fiber connectivity and solar infrastructure. The Company actively seeks strategic acquisitions to complement its existing portfolio of services or to increase its geographical presence.

We operate in two segments: (i) Telecom and (ii) Renewables & Recovery Logistics. Our Telecom segment provides engineering, construction, installation, network design, project management, site acquisition and maintenance services to major telecommunication, utility, and cable carriers in various locations in the United States. Our Renewables & Recovery Logistics segment provides businesses with continuity and disaster recovery operations as well as new fiber optic construction services, to renewable energy, power and utilities customers across the United States.

The Transaction

On June 16, 2021, QualTek, ROCR, and Merger Subs entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the closing of the Business Combination on February 14, 2022, Merger Subs (a newly-formed, wholly-owned, direct subsidiary of ROCR formed solely for purpose of the Merger) merged with and into QualTek (the “QualTek Merger”), with QualTek continuing as the surviving company under the Companies Act following the QualTek Merger, as a wholly-owned subsidiary of ROCR and the separate corporate existence of Merger Subs ceased. Upon completion of the Business Combination, QualTek became the successor registrant with the SEC, meaning that QualTek’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Business Combination Agreement is ROCR, for financial accounting and reporting purposes under GAAP, QualTek is the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of QualTek in many respects. Under this method of accounting, ROCR was treated as the “acquired” company for financial reporting purposes. For accounting purposes, QualTek was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of QualTek (i.e., a capital transaction involving the issuance of stock by ROCR for the stock of QualTek). Accordingly, the consolidated assets, liabilities and results of operations of QualTek became the historical financial statements of the Combined Company, and ROCR’s assets, liabilities and results of operations were consolidated with QualTek’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of QualTek in future reports. The net assets of ROCR were recognized at historical cost (which is consistent with carrying value), with no goodwill or other intangible assets recorded.

As a consequence of the Business Combination, QualTek became the successor to an SEC- registered and Nasdaq-listed company which required QualTek to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. QualTek expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Key Financial and Operating Measures

We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. We believe that these financial performance metrics represent the primary drivers of value enhancement, balancing both short- and long-term indicators of increased shareholder value. These are the metrics we use to measure our results and evaluate our business. See “— Results of Operations” for further detail.

	For the Year Ended
(in thousands)	December 31, 2021	December 31, 2020
Revenue	$612,241	$656,524
Net loss	$(110,426)	$(98,087)
Adjusted EBITDA(1)	$60,035	$13,139

(1)	For further information about how we calculate EBITDA and Adjusted EBITDA as well as limitations of its use and a reconciliation of EBITDA and Adjusted EBITDA to net loss, see “— Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we have disclosed in the table above Adjusted EBITDA, which is a non-GAAP financial measure that we calculate as our Net Loss before interest, taxes, depreciation and amortization, management fees, transaction expenses, change in fair value of contingent consideration, impairment of goodwill, loss on legal settlement and loss on extinguishment of convertible notes. The reconciliation of net loss to Adjusted EBITDA is provided below.

We present Adjusted EBITDA as this metric is a key measure used by our management to assess the operating and financial performance of our operations in order to make decisions on the allocation of resources. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•	although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) net interest expense/income; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP- based financial performance measures, including net loss, cash flow metrics and our GAAP financial results.

The following table provides a reconciliation of net loss from operations to non-GAAP Adjusted EBITDA:

	For the Years Ended
(in thousands)	December 31, 2021	December 31, 2020
Net loss	$(110,426)	$(98,087)
Management fees	889	518
Transaction expenses	3,826	988
Loss on legal settlement	2,600	—
Change in fair value of contingent consideration	(4,780)	(7,081)
Impairment of goodwill	52,487	28,802
Depreciation and amortization	53,675	46,475
Interest expense	50,477	37,659
Loss on extinguishment of convertible notes	2,436	—
Loss from discontinued operations	8,851	3,865
Adjusted EBITDA	$60,035	$13,139

Factors Impacting Our Performance

QualTek’s historical financial performance and future financial performance depends on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors” incorporated by reference into the Super 8-K.

Acquisitions

As part of our growth strategy, we may acquire companies that expand, complement, or diversify our business. We regularly review opportunities and periodically engage in discussions regarding possible acquisitions.

The Company completed the acquisitions listed below during 2021. These acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 4: Acquisitions in the audited consolidated financial statements included elsewhere in this filing. The most significant of these acquisitions impacting the comparability of our operating results were:

•	Urban Cable Technology, Inc. On October 15, 2021, pursuant to the Unit Purchase Agreement, the Company purchased 100% of the membership interests of Urban Cable Technology, Inc (“Urban Cable”). The overall consideration transferred was $8.4 million of cash, rollover equity valued at $4.0 million, and contingent consideration with an acquisition date fair value of $3.5 million.

•	Concurrent Acquisition. On August 30, 2021, pursuant to the Unit Purchase Agreement, the Company purchased 100% of the membership interests of Concurrent Group LLC (“Concurrent”). The overall consideration transferred was $13.8 million of cash, rollover equity valued at $6.0 million, acquisition debt of $14.1 million, and contingent consideration with an acquisition date fair value of $7.0 million.

•	Broken Arrow Acquisition. On August 6, 2021, pursuant to the Asset Purchase Agreement, the Company acquired certain assets and liabilities from Broken Arrow Communications, Inc. (“Broken Arrow”). The overall consideration transferred was $5.0 million of cash and contingent consideration with an acquisition date fair value of $7.6 million.

•	Fiber Network Solutions Acquisition. On January 26, 2021, pursuant to the Unit Purchase Agreement, the Company purchased 100% of the membership interests of Fiber Network Solutions, LLC (“FNS”). The overall consideration transferred was $20.1 million of cash, rollover equity valued at $2.0 million, and contingent consideration with an acquisition date fair value of $8.2 million.

Seasonality and Cyclical Nature of Business

Some services provided by the Company are seasonal and vary from market to market in different geographic areas. As a majority of our work is performed in an outdoor environment, adverse weather such as heavy snow or rain or extreme low temperature could affect our performance. Conversely, demand for some services within the Company’s Renewables & Recovery Logistics segment are dependent upon the occurrence of adverse weather events in the summer and fall seasons.

The telecommunication industry has been and likely will continue to be highly cyclical. Fluctuations in demand can be caused by many factors such as new technology adoption, need for higher bandwidth, and change in spending environments. We generally expect growth in our industry given the national roll out of 5G network and home adoption of fiber optic internet. However, the demand can be subject to volatility from factors such as our customers’ access to capital and changes in regional and global economic conditions. For instance, in 2021, we have experienced delays in certain 5G rollout projects, including equipment delays, which has delayed or reduced our anticipated revenue or profits from these projects. The effects of the COVID-19 pandemic could also result in greater seasonal and cyclical volatility than would otherwise exist under normal conditions. Since adverse weather events are more likely to occur in higher frequency and greater severity during winter, our first and fourth quarter results might be impacted by conditions that are out of our control.

Regulations

We are subject to many complex, overlapping local, state and federal laws, rules, regulations, policies and legal interpretations (collectively, “laws and regulations”) in the markets in which we operate. These laws and regulations govern, among other things, consumer protection, state and municipal licensing, privacy and data protection, labor and employment, competition, and marketing and communications practices, to name a few. These laws and regulations will likely have evolving interpretations and applications, and it can often be difficult to predict how such laws and regulations may be applied to our business.

COVID-19 Impact

During the COVID-19 pandemic, our services have mostly been considered essential in nature. As the situation continues to evolve, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, in addition to how the COVID-19 pandemic impacts our ability to provide services to our customers. As the COVID-19 pandemic is expected to continue to affect our future business activities for an unknown period of time, we believe there could be impacts to our financial performance. These impacts include lost productivity from governmental permitting approval delays, reduced crew productivity due to social distancing, other mitigation measures or other factors, the health and availability of work crews or other key personnel, including subcontractors or supply chain disruptions, and/or delayed project start dates or project shutdowns or cancellations that may be mandated or requested by governmental authorities or others, all of which could result in lower revenue or higher costs. Additionally, disruptions in economic activity as a result of the COVID-19 pandemic have had, and may continue to have, adverse effects across our end markets. To the extent that future business activities are adversely affected by the pandemic, we intend to take appropriate actions designed to mitigate these impacts. Given the uncertainty regarding the magnitude and duration of the pandemic’s effects, we are unable to predict with specificity or quantify any potential future impact on our business, financial condition and/or results of operations.

Components of Our Results of Operations

Revenue

We generate revenue from engineering, construction, installation, network design, project management, site acquisition, maintenance services, business continuity, disaster recovery operations, and fiber optic construction services in the United States.

Cost of Revenues

Cost of revenues primarily consists of labor, materials, equipment and overhead costs incurred in the services sold in the period as well as insurance costs. Labor and overhead costs consist of direct and indirect service costs, including wages and fringe benefits, and operating expenses. We expect our cost of revenues to continue to change proportionally and remain relatively flat as a percentage of revenue as we scale our business.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related benefit costs for our employees involved in general corporate functions as well as costs associated with the use by these functions of facilities and equipment, such as rent, insurance, and other occupancy expenses. General and administrative expenses also include legal, consulting and professional fees.

Depreciation and Amortization Expenses

Depreciation and amortization expenses primarily consist of depreciation on assets under capital lease, machinery, equipment, vehicles, office furniture, computers, leasehold improvements, software, and amortization of intangible assets. We expect depreciation and amortization expenses to increase for the foreseeable future as we scale our business.

Other Expense, Net

Other expense, net, consists primarily of interest expense, loss on extinguishment of convertible notes, and gain/loss on the sale/ disposal of property and equipment.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table sets forth our consolidated results of operations for the periods presented:

	For the Years Ended December 31,
(in thousands)	2021	2020	($) Change	(%) Change
Revenue	$612,241	$656,524	($44,283)	(6.7)%
Costs and Expenses:
Cost of revenues	502,688	597,583	(94,895)	(15.9)%
General and administrative	50,994	47,049	3,945	8.4%
Transaction expenses	3,826	988	2,838	287.2%
Loss on legal settlement	2,600	—	2,600	100.0%
Change in fair value of contingent consideration	(4,780)	(7,081)	2,301	(32.5)%
Impairment of goodwill	52,487	28,802	23,685	82.2%
Depreciation and amortization	53,675	46,475	7,200	15.5%
Total costs and expenses	661,490	713,816	(52,326)	(7.3)%
Loss from operations	(49,249)	(57,292)	8,043	(14.0)%
Other income (expense):
Gain on sale/disposal of property and equipment	587	729	(142)	(19.5)%
Interest expense	(50,477)	(37,659)	(12,818)	34.0%
Loss on extinguishment of convertible notes	(2,436)	—	(2,436)	(100.0)%
Total other expense	(52,326)	(36,930)	(15,396)	41.7%
Loss from continuing operations	(101,575)	(94,222)	(7,353)	7.8%
Loss from discontinued operations	(8,851)	(3,865)	(4,986)	129.0%
Net loss	$(110,426)	$(98,087)	$12,339	12.6%

Comparison of the Years Ended December 31, 2021 and 2020

Revenue

Revenue decreased by $44.3 million, or 6.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily driven by a $35.2 million decline in revenue attributable to the significant wind down and descoping of a large customer program and a $92.9 million decline in revenue due to the impact of the COVID-19 pandemic, delays of customers’ spend due to timing of Spectrum auctions, which delayed build plans in 2021, and delays in 3rd party site acquisition providers meeting deadlines, which caused construction start dates to push into subsequent periods. These decreases were partially offset by the acquisitions of FNS, Concurrent, Broken Arrow and Urban Cable in 2021, which contributed $67.9 million in revenues. In addition, revenues for our legacy portion of our Renewables & Recovery Logistics segment increased by approx. $15.9 million year over year.

Cost of Revenues

Cost of revenues decreased by $94.9 million, or 15.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Cost of revenues as a percentage of revenue decreased from 91.0% of revenue in 2020 to 82.1% of revenue in 2021. Of the $94.9 million decrease in cost of revenues, $41.0 million is attributable to lower revenue in 2021 and the Company right sizing its operations accordingly. The remaining decrease is attributable to a decline in year over year cost for the loss on an onerous contract in our Telecom segment in 2020, decreased costs caused by the alleviation of COVID-19 pandemic related permit delays, decreased crew- level COVID-19 mitigations costs, reduced government restrictions, and decrease of other inefficiencies in 2021 when compared to 2020.

General and Administrative

General and administrative expenses increased by $3.9 million, or 8.4%, for the year ended December 31, 2021 compared to 2020. This was largely due to a partial year of general and administrative expenses for our 2021 acquisitions of $3.2 million. There were no acquisitions in 2020. The remaining increase was attributable to a higher bonus expense in our Renewables & Recovery Logistics segment.

Transaction Expenses

Transaction expenses increased by $2.8 million, or 287.2%, for the year ended December 31, 2021, compared to 2020. This increase is due to the fact that we closed four acquisitions in 2021 and no acquisitions closed in 2020.

Loss on legal settlement

Loss on legal settlement cost increased by $2.6 million, or 100%, for the year ended December 31, 2021, compared to 2020. This increase is due to the fact that we had one legal settlement with a customer in our Renewables & Recovery Logistics segment in 2021. There were no settlements in 2020.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration decreased by $2.3 million, or 32.5%, for the year ended December 31, 2021, compared to 2020 and is attributed to a decrease in the value of the contingent earnout liabilities related to acquisitions as compared to the original value of contingent consideration at acquisition date.

Impairment of Goodwill

Impairment of goodwill increased by $23.7 million, or 82.2%, for the year ended December 31, 2021, compared to 2020. This was due to an additional decrease to the projected future discounted cash flows for the Wireless reporting unit, which resulted in a carrying value of goodwill in excess of the estimated fair value.

Depreciation and Amortization

Depreciation and amortization expenses increased by $7.2 million, or 15.5%, for the year ended December 31, 2021, compared to 2020. The increase was driven by a partial year of depreciation and amortization recorded for the assets acquired in the four acquisitions in 2021.

Interest Expense

Interest expense increased by $12.8 million, or 34.0%, for the year ended December 31, 2021, compared to 2020. This was due to the addition of the convertible debt instruments in 2021 of $75.0 million. In addition, the Company had a higher average daily line of credit balance in 2021 when compared to 2021.

Review of Operating Segments

Comparison of the Years Ended December 31, 2021 and 2020

	For the Years Ended December 31,
(in thousands)	2021	2020	($) Change	(%) Change
Revenue:
Telecom	$498,221	$587,614	$(89,393)	(15.2)%
Renewables & Recovery Logistics	114,020	68,910	45,110	65.5%
Total revenue	$612,241	$656,524	$(44,283)	(6.7)%
Adjusted EBITDA:
Telecom	$32,542	$2,409	$30,133	1250.9%
Renewables & Recovery Logistics	44,869	28,943	15,926	55.0%
Corporate	(17,376)	(18,213)	837	(4.6)%
Total Adjusted EBITDA	$60,035	$13,139	$46,896	356.9%

Telecom

Revenue

Revenue decreased by $89.4 million, or 15.2%, for the year ended December 31, 2021 compared to 2020. The decrease was primarily driven by a $35.2 million decline in revenue attributable to the significant wind down and descoping of a large customer program and a $92.7 million decline in revenue due to the impact of the COVID-19 pandemic, delays of customers’ spend due to timing of Spectrum auctions, which delayed build plans in 2021, and delays in 3rd party site acquisition providers meeting deadlines, which caused construction start dates to push into subsequent periods. These decreases were partially offset by the acquisitions of Concurrent, Broken Arrow and Urban Cable in 2021, which contributed $38.5 million in revenues.

Adjusted EBITDA

Telecom Adjusted EBITDA increased by $30.1 million, or 1250.9%, for the year ended December 31, 2021 compared to 2020. The $30.1 million increase is primarily related to a $19.4 million improvement in Adjusted EBITDA for the year ended December 31, 2021 when compared to 2021 related to the wind down and descoping of a large customer program in 2021. The remainder of the increase in Adjusted EBITDA in 2021 is attributable to the Company’s focus on improving margin and right sizing of its cost profile to align with current revenue volumes.

Renewables and Recovery Logistics

Revenue

Revenue increased by $45.1 million, or 65.5%, for the year ended December 31, 2021 compared to the same period in 2020. The increase was partially related to the acquisition of FNS in 2021 which had $29.4 million of revenue in 2021. The remaining $15.7 million increase was driven by customer expansion and additional events in 2021 as well as the ability to capitalize on strategic capital investments made in 2021 in the Recovery Logistics reporting unit.

Adjusted EBITDA

Renewables & Recovery Logistics Adjusted EBITDA increased by $15.9 million, or 55.0%, for the year ended December 31, 2021 compared to 2020. The increase was partially related to the acquisition of FNS in 2021 which had Adjusted EBITDA of $5.6 million in 2021 The remaining increase of $10.3 million was driven by an increase in event-based revenue events with higher margins in the year ended December 31, 2021, due to the return on investment from the strategic capital purchases made in 2020.

Liquidity and Capital Resources

We have historically financed our operations primarily through cash flows generated by operations and, as needed, with borrowings under our $103.5 million revolving credit facility with PNC Bank (“PNC Facility”), and Senior Secured Term Credit (“Term Loan”). Our uses of cash have been primarily to fund acquisitions, for the purchase of inventory, payroll, capital expenditures, and payment of our debt obligations and related interest expense. Our most significant contractual obligation for future uses of cash is our Term Loan. As of December 31, 2021, $351.5 million, was outstanding under our Term Loan. On a quarterly basis, the Company is required to make principal payments of $2.4 million plus interest with all unpaid principal and interest due at maturity on July 17, 2025.

We believe that cash expected to be generated from operations and the availability of borrowings under the PNC Facility will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business for at least the next 12 months. For additional information on the Company’s future obligations and commitments see Note 8: Debt and Capital Lease Obligations and Note 12: Commitments and Contingencies, to our audited consolidated financial statements included elsewhere in this filing. As of December 31, 2021, we had cash of $6.7 million available under our PNC Facility.

The following table summarizes our cash flows for the periods presented:

	For the Years Ended December 31,
(in thousands)	2021	2020
Net cash (used in) provided by operating Activities from continuing operations	$(17,011)	$14,557
Net cash used in investing activities from continuing operations	(48,030)	(3,927)
Net cash provided by (used in) financing Activities from continuing operations	66,119	(8,751)
Effect of foreign currency exchange rate (translation) on cash	83	59
Net increase (decrease) in cash	$1,982	$(159)

Note:	The following discussions related to our cash flows are presented on a continuing operations basis, which excludes the cash flows from our former operations associated with our Canadian subsidiary within the Telecom segment which are accounted for as discontinued operations. See Note 3 to the consolidated financial statements.

Following the consummation of the business combination, ROCR will be obligated to make payments under the Tax Receivable Agreement. The actual timing and amount of any payments that may be made under the Tax Receivable Agreement are unknown at this time and will vary based on a number of factors. For more information about these factors, see “Proposal 1: The Business Combination Proposal — Additional Agreements — Tax Receivable Agreement.” However, the Company expects that the payments that it will be required to make in connection with the Tax Receivable Agreement will be substantial. Any payments made under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to ROCR or QualTek. For so long as ROCR is the Managing Member (as defined in the Third Amended and Restated LLCA) of QualTek, ROCR intends to cause QualTek to make ordinary distributions and tax distributions to the holders of QualTek Common Units on a pro rata basis in amounts sufficient to enable ROCR to cover payments under the Tax Receivable Agreement. However, QualTek’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of QualTek and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in QualTek’s debt agreements, or any applicable law, or that would have the effect of rendering QualTek insolvent. To the extent ROCR is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial and as a result, could have a substantial negative impact on our liquidity or financial condition.

Comparison of the Years Ended December 31, 2021 and 2020

Operating Activities

Cash used in the Company’s operating activities was $(17.0) million for the year ended December 31, 2021, compared to net cash provided operating activities of $14.6 million for the year ended December 31, 2020. The primary driver of this cash used in operating activities is attributed to an increase in accounts receivable due to the timing of revenues associated with our legacy portion of our Renewables & Recovery Logistics segment period over period, as well as an increase in prepaid expenses related to prepaid equity issuance costs related to the 2022 Business Combination and a decrease in accounts payable and accrued expenses due to the reduction in liabilities attributable to the significant wind down and descoping of a large customer program in the Telecom segment as of December 31, 2021 when compared to December 31, 2022.

Investing Activities

Net cash used in the Company’s investing activities increased to ($48.0) million for the year ended December 31, 2021, from ($3.9) million for the year ended December 31, 2020. The primary driver of the change in cash outflow is attributed to the cash paid related to the FNS, Broken Arrow, Concurrent, and Urban Cable acquisitions.

Financing Activities

Net cash provided by the Company’s financing activities increased to $66.1 million for the year ended December 31, 2021 compared to net cash used in financing activities of ($8.8) million for the year ended December 31, 2020. The primary driver of the change in cash inflows was attributed to $15.4 million in proceeds from the issuance of equity in conjunction with the FNS acquisition, proceeds from convertible notes, and proceeds from the line of credit, net of repayments to finance the Company’s acquisitions.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. As of December 31, 2021, our contractual obligations over the next several periods were as set forth below.

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Line of credit	$87,633	—	87,633	—	—
Term loan	351,481	9,564	19,128	322,789	—
Convertible notes	74,968	74,968	—	—	—
Capital lease obligations	35,163	13,760	17,495	3,837	71
Operating leases	32,066	9,699	12,213	5,030	5,124
Acquisition debt	34,718	34,718	—	—	—
Total	$616,029	142,709	136,469	331,656	5,195

Critical Accounting Policies and Estimates

The following is not intended to be a comprehensive list of all our accounting policies. Our significant accounting policies are more fully described in Note 1: Nature of Business and Summary of Significant Accounting Policies to the consolidated financial statements. The discussion and analysis of our financial conditions and results of operations is based on our consolidated financial statements. These statements have been prepared in accordance with GAAP. In conformity with GAAP, the preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Given that management estimates, by their nature, involve judgement regarding future uncertainties, actual results may differ from these estimates if conditions change or if certain key assumptions used in making these estimates ultimately proven to be inaccurate.

We believe the following critical accounting policies contain the more significant judgments and estimates used in the preparation of our consolidated financial statements.

•	Revenue Recognition

•	Accounts Receivable

•	Concentration of Credit Risk

•	Business Combination

•	Impairment of Goodwill and Long-Lived Assets

•	Income Taxes

Revenue Recognition

The Company recognizes revenue from contracts with customers using the five-step model prescribed in ASC 606. Revenue for engineering, construction, project management, and site acquisition services are primarily recognized by the Company over time utilizing the cost-to-cost measure of progress, which is an input method, on contracts for specific projects, and for certain master service and other service agreements. Revenue for engineering, aerial and underground construction for projects with customer-specified service requirements are primarily performed under master service agreements and other contracts that contain customer-specified service requirements. These agreements include pricing for individual tasks, including, for example, the placement of underground or aerial fiber, directional boring, and fiber splicing, each based on a specific unit of measure. Revenue is recognized over time as services are performed and customers simultaneously receive and consume the benefits provided by the Company. Output measures such as units delivered are utilized to assess progress against specific contractual performance obligations Revenue from fulfillment, maintenance, compliance, and recovery services provided to the telecommunication, cable and utility industries is recognized as the services are rendered. These services are generally performed under master or other service agreements and billed on a contractually agreed price per unit on a work order basis.

Accounts Receivable

The Company’s accounts receivable are due primarily from large telecommunication, cable carriers, and utility companies carriers operating in North America and are carried at original contract amount less an estimate for uncollectible amounts based on historical experience. Contract assets represent revenue recognized for work performed in excess of amounts invoiced to customers. Management determines the allowance for doubtful receivables by regularly evaluating individual customer receivables and considering a customer’s financial conditions and current economic conditions. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received.

Concentration of Credit Risk

We have established relationships with many leading telecommunication, cable carriers and utility providers. For the years ended December 31, 2021, our customer base was concentrated with the top four customers accounting for approximately 41%, 11%, 13% and 12% of our total revenues with related revenues of $249.4 million, $69.3 million, $78.4 million, and $72.6 million, respectively. Three of these four customers accounted for approximately 27.1%, 17.2%, and 24.2% of our total accounts receivables with related accounts receivable of $56.3 million, $35.8 million, and $50.2 million, respectively, as of December 31, 2021. For the year ended December 31, 2020, our customer base was concentrated with the top two customers accounting for approximately 54% and 18% of our total revenues with related revenues of $356.0 million and $116.4 million, respectively, during 2020. These top two customers accounted for approximately 45.8% and 36.6% of our total accounts receivable with related accounts receivable of $81.8 million and $65.3 million, respectively, as of December 31, 2020.

Business Combination

The Company accounts for acquired businesses using the acquisition method of accounting, which requires that any assets acquired, and liabilities assumed be at their respective fair values on the date of acquisition. Any excess between the purchase price and the fair value of acquired net assets and liabilities assumed is recognized as goodwill. The assumptions made in calculating the fair value of assets acquired and liability assumed in business combinations require several significant judgements and estimates and is subject to revision if additional information, which existed as of the date of acquisition, about the fair values become available during the measurement period of up to 12 months from the acquisition date. The Company will recognize any adjustments to preliminary amounts that are identified during the measurement period in the reporting period in which the adjustments are determined.

Impairment of Goodwill and Long-lived Assets

Goodwill represents the excess purchase price paid to acquire a business over the fair value of net assets acquired. The Company has goodwill and long-lived intangible assets that have been recorded in connection with business acquisitions. We perform our annual impairment review of goodwill and long- lived intangible assets at the reporting unit level in the fourth quarter of each year or when changes in circumstances indicate that the carrying value may not be recoverable. Such circumstances include a significant adverse change in the business climate for one of our reporting units or a decision to dispose of a reporting unit or a significant portion of a reporting unit.

We perform a qualitative assessment to test goodwill for impairment on the first day of the fourth quarter by determining whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. Qualitative factors that we consider include, but are not limited to, macroeconomics conditions, customer relations, market conditions, a significant adverse change in legal factors or in the business climate and reporting unit specific events. If, based on the qualitative assessment, we determine a quantitative assessment is necessary, we estimate the fair value of the reporting unit and compare that to its carrying value. To the extent the carrying value exceeds the fair value of a reporting unit, an impairment loss is recorded in an amount equal to that excess. Under our quantitative test, our estimate of fair value is primarily determined using a weighting of fair values derived in equal proportions from the income approach and market approach valuation methodologies. The income approach uses the discounted cash flow method, and the market approach uses the guideline company method. If any impairment exists, we record the impairment to the statement of operations in the period the impairment is recognized.

As of the first day of our fourth quarter in 2021 and 2020, we completed quantitative assessments for our five reporting units and determined that the carrying value exceeded the fair value of one of reporting units in 2021 and two of our reporting units in 2020 within our Telecom segment. As a result, we recorded goodwill impairment charges of $52.5 million and $28.8 million in 2021 and 2020, respectively. The estimated fair value of the Company’s third reporting unit exceeded its carrying value during each reporting period. Significant assumptions used in the determination of the estimated fair values of the reporting units are the estimated future net annual cash flows for each reporting unit, the long-term inflationary growth rate and the discount rate. The estimated future net annual cash flows and long-term inflationary growth rates are dependent on overall market growth rates, the competitive environment, and business activities that impact market share. As a result, the growth rate could be adversely impacted by a sustained deceleration in growth or an increased competitive environment. As of October 3, 2021, the long-term inflationary growth rate utilized to value the reporting units for which we recorded an impairment was 3.0%. The discount rate, which is consistent with a weighted average cost of capital that is likely to be expected by a market participant, is based upon rates of return available from alternative investments of similar type and quality, including consideration of both debt and equity components of the capital structure. Our discount rate may be impacted by adverse changes in the macroeconomic environment and volatility in the equity and debt markets. As of October 3, 2021, the discount rates utilized to value the reporting units for which we recorded an impairment were approximately 12%, which was determined depending on the risk and uncertainty inherent in the respective reporting unit.

As a result of the goodwill impairment charges recorded in 2021 and 2020, goodwill assigned to two reporting units were fully impaired as of December 31, 2021. The remaining reporting units had adequate fair value in excess of carrying value. Any changes in operating plans or adverse changes in the future could reduce the underlying cash flows used to estimate fair values and would likely result in a decline in fair value that would trigger future impairment charges of these reporting unit’s goodwill. As of December 31, 2021, the aggregate carrying value of these reporting unit’s goodwill was $28.7 million. For additional information on the impairment charge, see Note 7: Goodwill and Intangible Assets, to our audited consolidated financial statements included elsewhere in this Amended Super 8-K.

We review long-lived assets, which primarily includes finite-lived intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value. No impairments have occurred during the years ended December 31, 2021 and 2020. For additional information on the impairment charge, see Note 7: Goodwill and Intangible Assets, to our audited consolidated financial statements included elsewhere in this Amended Super 8-K.

Income Taxes

For tax purposes, we have historically been treated as a partnership for U.S federal and state income tax purposes. As a result, we have not been subject to U.S. federal and state income taxes in most jurisdictions. No provision for income taxes has been made in the consolidated financial statements since all items of income and loss are allocated to the members for inclusion in their respective tax returns. Following this transaction, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Partnership that will flow through to its interest holders, including us.

GAAP requires us to recognize tax benefits in an amount that is more likely than not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the consolidated financial statements. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties, if any, related to uncertain tax positions in our income tax expense.

Emerging Growth Company Status

We qualify as an emerging growth company (“EGC”) pursuant to the provisions of the JOBS Act. For as long as we are an EGC, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and registration statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, EGCs can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an EGC. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-EGCs and other EGCs that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Recent Accounting Pronouncements

See Note 1: Nature of Business and Summary of Significant Accounting Policies to our consolidated financial statements for more information.

Quantitative and Qualitative Disclosure of Market Risks

Interest Rate Risk

Our credit facilities provide a $103.5 million revolving line of credit and $380.0 million of term loan debt. The revolving line of credit bears interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly. Interest on the outstanding principal amount, payable in arrears monthly, is based on either an elected Base Rate plus an applicable margin (4.75% at December 31, 2021), or an adjusted Eurodollar rate, plus an applicable margin (ranging from 2.60% to 2.63% at December 31, 2021), as defined in the agreement. On the term loan, the Company may elect either a Base Rate plus an applicable rate (8.50% at December 31, 2021), or an adjusted Eurodollar rate, plus an applicable rate (7.25% at December 31, 2021), as defined in the agreement. As of December 31, 2021, we had $87.6 million and $351.5 million of borrowings outstanding under the revolving facility and term loan, respectively.

Foreign Currency Exchange Risk

Our results of discontinued operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. We have limited foreign currency risks related to our revenue and operating expenses denominated in the Canadian Dollar. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Although we have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains (losses) related to revaluing certain cash balances, trade accounts receivable balances and intercompany balances that are denominated in currencies other than the U.S. dollar, we believe such a change will not have a material impact on our results of operations. At this time, we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally seek to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.